RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Liquidation of Certain Sub-Trusts and Change of Address

AMENDMENT NO. 17 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this      day of             , 2013, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have adopted a Plan of Liquidation providing for the liquidation of the Russell Money Market Fund and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such liquidation shall be effective at a date to be set by the officers of the Trust in consideration of operational considerations and the revision of disclosure and other materials relating to such Sub-Trust; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval; and

WHEREAS, on October 25, 2010, Russell Investment Company changed its address;

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

1.	AMENDMENT OF ARTICLE IV

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the liquidation of the Russell Money Market Fund, pursuant to a Plan of Liquidation approved in accordance with the terms and the conditions of the Agreement and the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete the following name in each place where such name appears: “Russell Money Market Fund.”

2.	CHANGE OF ADDRESS

The address of Russell Investment Company changed from 909 A Street, Tacoma, WA 98401 to 1301 Second Avenue, 18th Floor, Seattle, WA 98101 effective October 25, 2010.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Sandra Cavanaugh

Kristianne Blake	Raymond P. Tennison

Cheryl Burgermeister	Jack R. Thompson

Daniel P. Connealy	Julie W. Weston

Jonathan Fine